Item 30. Exhibit (h) i. j. 1. i.

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

(Updated and effective as of June 21, 2023)

Name of Separate Account	Contracts Funded by Separate Account

C.M. Life Variable Life Separate Account I Established February 2, 1995	Electrum SelectSM Apex VULSM